Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the incorporation in this Form 8-K, of Orbital Energy Group, Inc. of our report dated March 17, 2021, related to the financial statements of Gibson Technical Services, Inc. as of December 31, 2020 and 2019. We also consent to the reference to us under the heading "Experts".

/s/ Henssler CPAs & Advisers, LLC

Kennesaw, Georgia
June 21, 2021